    As filed with the Securities and Exchange Commission on October 28, 2003

                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------


                                VERITAS DGC INC.

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               -------------------


                 DELAWARE                                          76-0343152
       (State or other jurisdiction                             (I.R.S. Employer
     of incorporation or organization)                         Identification No.)

                                                            MR. MATTHEW D. FITZGERALD
                                                EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                                                  AND TREASURER
                                                                VERITAS DGC INC.
           10300 TOWN PARK DRIVE                              10300 TOWN PARK DRIVE
           HOUSTON, TEXAS 77072                               HOUSTON, TEXAS 77072
              (832) 351-8300                                     (832) 351-8300
(Address, including zip code, and telephone          (Name, address, including zip code, and
      number, including area code, of                      telephone number, including
 Registrant's principal executive offices)              area code, of agent for service)

                                   Copies to:
                                JEFFREY B. FLOYD
                             VINSON & ELKINS L.L.P.
                                   1001 FANNIN
                            HOUSTON, TEXAS 77002-6760
                                 (713) 758-2222

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF       AMOUNT TO BE     PROPOSED MAXIMUM OFFERING  PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
       SECURITIES TO BE REGISTERED  REGISTERED (1)(2)     PRICE PER SHARE (3)         OFFERING PRICE(3)       REGISTRATION FEE
----------------------------------  -----------------  -------------------------  --------------------------  ----------------
Common stock, par value $0.01 per
share(1)                                 61,576                  $8.26                     $508,618                $42.00
----------------------------------  -----------------  -------------------------  --------------------------  ----------------

==================================  =================  =========================  ==========================  ================

(1) Includes preferred stock purchase rights associated with the common stock. Since no separate consideration is payable for such rights, the registration fee for such securities is included in the fee for common stock.
(2) Represents the number of shares of Common Stock of the registrant that may be sold by selling stockholders of the registrant.
(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the registrant's common stock on October 24, 2003 as reported on the New York Stock Exchange.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
       SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
      SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
                  PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

This information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and Veritas DGC Inc. is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION DATED OCTOBER 28, 2003


PROSPECTUS

                                VERITAS DGC INC.



                                     [LOGO]



                                  61,576 SHARES



                     COMMON STOCK, PAR VALUE $.01 PER SHARE

         This prospectus relates to the offering of up to 61,576 shares of our common stock, par value $.01 per share.

         The selling stockholders named on page 5 of this prospectus hold the shares of common stock offered hereunder.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses, including registration and filing fees, printing expenses and certain fees and disbursements of our counsel and accountants (other than selling discounts and commissions) in connection with the registration and sale of the shares being offered by the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Our common stock is listed on the New York Stock Exchange under the trading symbol "VTS" and on the Toronto Stock Exchange under the symbol "VER." Any common stock sold pursuant to this prospectus will be listed on those exchanges, subject to official notice of issuance. On October 24, 2003 the last reported sales price for our common stock on the New York Stock Exchange was $8.25 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE INVESTING IN THE COMMON STOCK.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities to be distributed under this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.........................................................1
ABOUT VERITAS DGC INC.........................................................1
RISK FACTORS..................................................................2
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.........................4
USE OF PROCEEDS...............................................................4
SELLING STOCKHOLDERS..........................................................5
PLAN OF DISTRIBUTION..........................................................5
LEGAL MATTERS.................................................................7
EXPERTS.......................................................................7
WHERE YOU CAN FIND MORE INFORMATION...........................................7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................7


                                   ----------

         No person has been authorized to give any information or to make any representation contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy the common stock in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus will under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained herein is correct as of any time subsequent to the date of this prospectus.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, the selling stockholders may, from time to time, offer shares of our common stock that are owned by them and covered by this prospectus. Each time the selling stockholders offer common stock under this prospectus, they will provide a prospectus supplement, if required, that will contain specific information about the terms of that offering. You should read this prospectus and any prospectus supplement together with the additional information described in "Where You Can Find More Information" on page 7.

         The selling stockholders may offer the common stock in amounts, at prices, and on terms determined at the time of offering.

                             ABOUT VERITAS DGC INC.

GENERAL

         We are a leading provider of integrated geophysical services to the petroleum industry worldwide. Our customers include major, national and independent oil and gas companies that utilize geophysical technologies to:

         o Identify new areas where subsurface conditions are favorable for the production of hydrocarbons.

         o Determine the size and structure of previously identified oil and gas fields.

         o  Optimize development and production of hydrocarbon reserves.

         We acquire, process and interpret geophysical data and produce geophysical surveys that are either 2D or 3D images of the subsurface geology in the survey area. We also produce 4D surveys, which record fluid movement in the reservoir, by repeating specific 3D surveys over time. Additionally, we use geophysical data for reservoir characterization to enable our customers to maximize their recovery of oil and natural gas.

         The address of our executive offices is 10300 Town Park Drive, Houston, Texas 77072, and our telephone number is (832) 351-8300.

                                  RISK FACTORS

         An investment in our common stock is subject to a number of risks, including those discussed below. You should carefully consider these risks and the other information included or incorporated by reference is in this prospectus before deciding whether an investment in the common stock is appropriate for you.

AS A PROVIDER OF GEOPHYSICAL TECHNOLOGIES, OUR BUSINESS IS SUBSTANTIALLY DEPENDENT ON THE LEVEL OF CAPITAL EXPENDITURES BY OIL AND GAS COMPANIES.

         Capital expenditures by oil and gas companies are affected by several factors including actual and forecast petroleum commodity prices and the companies' own short term and strategic plans. These capital expenditures may also be affected by worldwide economic conditions. Should there be a sustained period of substantially reduced capital expenditures by oil and gas companies the demand for geophysical services likely will drop and there will be an adverse effect on our results of operations and cash flow during the affected period.

WEAK DEMAND OR TECHNOLOGICAL OBSOLESCENCE COULD IMPAIR THE VALUE OF OUR MULTI-CLIENT DATA LIBRARY.

         We have invested significant amounts in acquiring and processing multi-client data and expect to continue to do so for the foreseeable future. There is no assurance that we will recover all the costs of such surveys. Technological, regulatory or other industry or general economic developments could render all or portions of our multi-client data library obsolete or reduce its value. For example, in fiscal 2003 and fiscal 2002 we incurred $4.9 million and $55.2 million, respectively, in impairment charges related to slow moving surveys in our multi-client library. These surveys were found to be impaired for various reasons, including slow acreage turnover in the case of U.S. land surveys, a border dispute in the case of a Shetland-Faroes survey and excessive acquisition cost in the case of a Gulf of Mexico survey.

WE ARE DEPENDENT ON ACHIEVING AND MAINTAINING TECHNOLOGICAL ADVANCES, WHICH CREATES RISKS REGARDING TECHNOLOGICAL OBSOLESCENCE, REQUIREMENTS FOR SUBSTANTIAL FUTURE CAPITAL EXPENDITURES, THE UNAVAILABILITY OF NECESSARY TECHNOLOGY AND THE FAILURE OF NEW TECHNOLOGIES.

         The development of geophysical data acquisition and processing equipment has been characterized by rapid technological advancements in recent years. We expect this trend to continue. We will be required to invest substantial capital in the future to maintain our technology. Furthermore, manufacturers of geophysical equipment may develop new systems that render our equipment, even if recently acquired, obsolete or less desirable, requiring significant additional capital expenditures. Since some of our competitors are themselves leading designers and manufacturers of seismic equipment, we may not have access to their technology. Even if critical new and advanced equipment is available to us, we may not have funds available or be able to obtain necessary financing on acceptable terms to acquire it. Further, any investment we may make in a perceived technological advance may not be effective, economically successful or otherwise accepted in the market.

WE FACE INTENSE COMPETITION IN OUR INDUSTRY, WHICH COULD ADVERSELY AFFECT OUR RESULTS.

         Competition among geophysical service providers historically has been, and will continue to be, intense. Competitive factors in recent years have included price, crew experience, equipment availability, technological expertise and reputation for quality, safety and dependability. Some of our competitors operate substantially more data acquisition crews and have significantly greater financial and other resources than we do. These larger and better-financed operators could enjoy an advantage over us in a competitive environment for contract awards and data sales and in the development of new technologies. Other competitors operate with extremely low overhead and compete vigorously on price in certain markets where that is the determining factor in awarding work. These low-cost competitors can have a competitive advantage over us in these markets.

HIGH FIXED COSTS COULD RESULT IN OPERATING LOSSES.

         Our business has high fixed costs. As a result, downtime or low productivity due to reduced demand, weather interruptions, equipment failures or other causes can result in significant operating losses. Low utilization rates may hamper our ability to recover the cost of necessary capital investments.

OUR REVENUES ARE SUBJECT TO FLUCTUATIONS THAT ARE BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS IN ANY FINANCIAL PERIOD.

         Our operating results vary in material respects from quarter to quarter and will most probably continue to do so in the future. Factors that cause variations include the timing of the receipt and commencement of contracts for data acquisition, customers' budgetary cycles, the timing of offshore lease sales and the effect of such timing on the demand for geophysical activities, seasonal factors and the timing of sales of geophysical data from our multi-client data library, which may be significant to us and which are not typically made in a linear or consistent pattern. Combined with our high fixed costs, these revenue fluctuations could produce unexpected adverse results of operations in any fiscal period.

WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY EMPLOYEES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Our success depends upon attracting and retaining highly skilled professionals and other technical personnel. A number of our employees are highly skilled scientists and highly trained technicians, and our failure to continue to attract and retain such individuals could adversely affect our ability to compete in the geophysical services industry. We may confront significant and potentially adverse competition for key personnel, particularly during periods of increased demand for geophysical services. In addition, our success will depend to a significant extent upon the abilities and efforts of members of our senior management, the loss of whom could adversely affect our business. Of relevance to this risk factor, our Chairman of the Board and Chief Executive Officer, David B. Robson, has announced his intention to resign and our Board of Directors has initiated a search for his replacement.

WE FACE RISKS ASSOCIATED WITH OUR FOREIGN REVENUE GENERATING ACTIVITIES.

         Substantial portions of our revenues are derived from foreign activities and, as a result, significant portions of our revenues are denominated in foreign currencies. These revenues are impacted by foreign currency fluctuations. In addition, net assets reflected on the balance sheets of our foreign subsidiaries, and therefore on our consolidated balance sheet, are subject to currency fluctuations. Foreign revenues are also subject to special risks that may disrupt markets, including the risk of war, terrorism, civil disturbances, embargo, and government activities. Revenue generating activities in certain foreign countries may require prior United States government approval in the form of an export license and otherwise be subject to tariffs and import/export restrictions. There can be no assurance that we will not experience difficulties in connection with future foreign revenues and, in particular, adverse effects from foreign currency fluctuations.

WE OPERATE UNDER HAZARDOUS CONDITIONS THAT SUBJECT US TO RISK OF DAMAGE TO PROPERTY OR PERSONAL INJURIES AND MAY INTERRUPT OUR BUSINESS.

         Our seismic data acquisition activities involve operating under extreme weather and other hazardous conditions. These operations are subject to risks of loss to property and injury to personnel from fires, accidental explosions, ice floes, and high seas. These events could result in an interruption of our business or significant liability. We may not obtain insurance against all risks or for certain equipment located from time to time in certain areas of the world.

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

         The trading prices of our securities fluctuate. Factors such as fluctuations in our financial performance, and that of our competitors, as well as general market conditions could have a significant impact on the future trading prices of our securities. The trading prices also may be affected by weakness in oil prices, changes in interest rates and other factors beyond our control. These factors may have an adverse effect on the trading price of our securities.

OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATION, WHICH MAY ADVERSELY AFFECT OUR FUTURE OPERATIONS OR ACCOUNTING FOR THEM.

         Our operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental laws. We invest financial and managerial resources to comply with these laws and related permit requirements. Failure to timely obtain the required permits may result in crew downtime and operating losses. Because laws and regulations change frequently, we cannot predict the impact of government regulations on our future operations. The adoption of laws and regulations that have the effect of curtailing exploration by oil and gas companies could also adversely affect our operations by reducing the demand for our geophysical services.

         We follow the generally accepted accounting principles of the United States (GAAP) as promulgated and/or enforced by the Financial Accounting Standards Board, the Securities and Exchange Commission and other organizations. GAAP is subject to change, with such changes occurring at a rapid rate in recent years. Changes in GAAP can affect the reporting of our future results. For example, we do not currently expense stock options granted to our employees and directors. It is possible that the accounting rules will change, directing us to expense stock options. This could reduce the reported earnings of the company.

CERTAIN PROVISIONS OF OUR CHARTER, DELAWARE LAW AND OUR SHAREHOLDER RIGHTS PLAN MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IN SITUATIONS THAT MAY BE VIEWED AS DESIRABLE BY OUR STOCKHOLDERS.

         The General Corporation Law of the State of Delaware contains provisions that may delay or prevent an attempt by a third party to acquire control of the company. Our certificate of incorporation and bylaws contain provisions that authorize the issuance of preferred stock, and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could also discourage or impede a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by stockholders. In addition, we have adopted a stockholder rights plan that would likely discourage a hostile attempt to acquire control of us.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements incorporated by reference to other documents we file with the SEC. Forward-looking statements include, among other things, business strategy and expectations concerning industry conditions, market position, future operations, margins, profitability, liquidity and capital resources. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or similar expressions or the negatives thereof. These expectations are based on management's assumptions and current beliefs based on currently available information. Although we believe that the expectations reflected in such statements are reasonable, we can give no assurance that such expectations will be correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to a number of uncertainties, risks and other influences, many of which are outside our control, and any one of which, or a combination of which, could cause our actual results of operations to differ materially from the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations are disclosed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock covered by this prospectus.

                              SELLING STOCKHOLDERS

         We have filed a registration statement on Form S-3 with the SEC, of which this prospectus forms a part, pursuant to registration rights we granted to the selling stockholders upon the issuance of their respective shares.

         All of the shares of common stock offered under this prospectus are being offered and sold by the selling stockholders listed in the table below. In addition, the selling stockholders include any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder named below as a gift, pledge, partnership distribution or other non-sale related transfer. Except as previously described, no offer or sale under this prospectus may be made by a holder of the shares of common stock, unless that holder is listed in the table below. The selling stockholders may offer pursuant to this prospectus only those shares of common stock listed below. The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" are restricted securities within the meaning of Rule 144 of the Securities Act because they were issued in private placement transactions exempt from the registration requirements of the Securities Act.

         The shares of common stock reflected below in the column entitled "Number of Shares Being Offered" were issued to the selling stockholders on September 15, 2003 in connection with our acquisition of the two-thirds of the outstanding member interests of Fairweather Geophysical LLC ("Fairweather") not owned by us, pursuant to a Member Interest Purchase Agreement, dated December 7, 2000, among the selling stockholders, Veritas DGC Inc. ("Veritas DGC") and one of our subsidiaries (the "Agreement"). We acquired the other one third of the member interests of Fairweather from the selling stockholders on December 7, 2000 in exchange for an aggregate of 20,243 shares of our common stock. We are filing this registration statement in accordance with registration rights we granted to the selling stockholders under the Agreement.

         The information in the table reflects information as of September 15, 2003 with respect to the selling stockholders. Except as disclosed in the footnotes to the table, no selling stockholder has held any position, office or other material relationship with us or our affiliates during the past three years.

         We prepared the table based on the information supplied to us by the selling stockholders named in the table.

                             NUMBER OF SHARES OF
                                COMMON STOCK
                             BENEFICIALLY OWNED           NUMBER OF            NUMBER OF SHARES OF COMMON STOCK
NAME                      PRIOR TO THE OFFERING (1)  SHARES BEING OFFERED  BENEFICIALLY OWNED AFTER THE OFFERING (2)
----                      -------------------------  --------------------  -----------------------------------------
Jeff H. Hastings(3)......           26,170                     26,170                         -0-
Fairweather, Inc.(4).....           25,554                     25,554                         -0-
Robert L. Costello.......            4,618                      4,618                         -0-
Ted K. Smith.............            4,618                      4,618                         -0-
Sherron G. Perry(5)......              616                        616                         -0-
      Total..............           61,576                     61,576                         -0-

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Assumes each selling stockholder sells all of the shares of common stock offered under this prospectus.

(3) As of the date of this filing, Mr. Hastings remains president of Fairweather, which is now a wholly owned subsidiary of Veritas DGC.

(4) Fairweather, Inc. is a separate company owned by Sherron G. Perry and was not part of the acquisition of Fairweather Geophysical LLC.

(5)  Mr. Perry is vice president of Fairweather.

                              PLAN OF DISTRIBUTION

         The selling stockholders may from time to time offer the shares of common stock listed in the preceding section through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders and any such brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be underwriters, and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders will act independently of Veritas DGC in making decisions with respect to the timing, manner and size of each sale. These sales may be made over the New York Stock Exchange or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an over-the-counter distribution in accordance with the Nasdaq rules;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o  privately negotiated transactions.

         A selling stockholder may decide not to sell any shares. We cannot assure you that any selling stockholder will use this prospectus to sell any or all of the shares. Any shares covered by this prospectus that quality for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the shares by other means not described in this prospectus.

         Some persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         In connection with distributions of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. Selling stockholders may also loan or pledge the shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

         We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Each of the selling stockholders will bear its pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

         We have agreed to indemnify each of the selling stockholders against specified liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

         At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement will be distributed if required by law. Any required prospectus supplement or post-effective amendment will be filed with the SEC to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. Under the terms of the agreement giving rise to the selling stockholders being permitted to include their shares in this prospectus, we may suspend the period of sale or distribution of the shares at any time when we reasonably believe that the sale or distribution of shares under this prospectus would adversely affect a pending or proposed public offering of our securities, an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to us or negotiations, discussions or pending proposals with respect thereto or would require premature disclosure of information not otherwise required to be disclosed to our potential detriment.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Veritas DGC for the year ended July 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-3 registering the shares of common stock offered by the selling stockholders. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement.

         Veritas DGC files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC, including the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-732-0330 for further information on their public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that Veritas DGC can disclose certain information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Larry L. Worden, Veritas DGC Inc., at Veritas DGC's principal executive offices located at 10300 Town Park Drive, Houston, Texas 77072; telephone (832) 351-8300.

         The following documents, which have been filed by Veritas DGC with the SEC pursuant to the Exchange Act (File No. 1-7427), are incorporated in this prospectus by reference and shall be deemed to be a part hereof, other than information under Item 9 or 12 of any Current Report on Form 8-K:

               (a)  Annual Report on Form 10-K for the year ended July 31, 2003;

               (b) Current Reports on Form 8-K, filed August 1, 2003, September 4, 2003 and October 14, 2003; and

               (c) All documents filed by Veritas DGC with the SEC pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of securities by this prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

         Securities and Exchange Commission registration fee......... $    42.00
         Legal fees and expenses.....................................  15,000.00
         Accounting fees and expenses................................   7,500.00
         Miscellaneous...............................................   3,000.00
                                                                      ----------
                    TOTAL............................................ $25,042.00
                                                                      ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

         The Restated Certificate of Incorporation (with Amendments) and Bylaws of Veritas DGC require Veritas DGC to indemnify Veritas DGC's directors and officers to the fullest extent permitted under Delaware law. In addition, Veritas DGC has entered into indemnification agreements with each of its officers and directors providing for indemnification to the fullest extent permitted under Delaware law. Veritas DGC's Restated Certificate of Incorporation (with Amendments) limits the personal liability of a director to Veritas DGC or its stockholders to damages for breach of the director's fiduciary duty.

         Veritas DGC has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under the federal and state securities laws.

ITEM 16. EXHIBITS

EXHIBIT NO.                           EXHIBIT
-----------                           -------
     4.1     --  Restated Certificate of Incorporation with amendments of
                 Veritas DGC Inc. dated August 30, 1996. (Exhibit 3.1 to Veritas DGC Inc.'s Current Report on Form 8-K dated September 16, 1996 is incorporated herein by reference.)


     4.2     --  Certificate of Ownership and Merger of New Digicon Inc. and
                 Digicon Inc. (Exhibit 3-B to Digicon Inc.'s Registration Statement No. 33-43873 dated November 12, 1991 is incorporated herein by reference.)

     4.3     --  Certificate of Amendment to Restated Certificate of
                 Incorporation of Veritas DGC Inc. dated September 30, 1999. (Exhibit 3-D to Veritas DGC Inc.'s Form 10-K for the year ended July 31, 1999 is incorporated herein by reference.)

     4.4     --  By-laws of Veritas DGC Inc. as amended and restated March 7,
                 2000. (Exhibit 3-E to Veritas DGC Inc.'s Form 10-Q for the quarter ended January 31, 2000 is incorporated herein by reference.)

     4.5     --  Specimen Veritas DGC Inc. Common Stock certificate. (Exhibit
                 4-C to Veritas DGC Inc.'s Form 10-K for the year ended July 31, 1996 is incorporated herein by reference.)

     4.6     --  Rights Agreement between Veritas DGC Inc. and ChaseMellon
                 Shareholder Services, L.L.C. dated as of May 15, 1997. (Exhibit
                 4.1 to Veritas DGC Inc.'s Current Report on Form 8-K filed May 27, 1997 is incorporated herein by reference.)

  *  5.1     --  Opinion of Vinson & Elkins L.L.P.

  * 23.1     --  Consent of PricewaterhouseCoopers LLP

  * 23.2     --  Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this registration statement)

  * 24.1     --  Power of attorney (included on signature page)

----------
*Filed herewith.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby further undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, these registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 28, 2003.

                                                 VERITAS DGC INC.




                                                 By: /s/  Matthew D. Fitzgerald
                                                    ----------------------------
                                                     Matthew D. Fitzgerald
                                                     Executive Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Ludlow, Timothy L. Wells, Matthew D. Fitzgerald and Larry L. Worden, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on the 28th day of October, 2003.

        SIGNATURE                                                     TITLE
        ---------                                                     -----
   /s/ David B. Robson                          Chairman of the Board and Chief Executive Officer,
-------------------------                             Director (Principal Executive Officer)
     David B. Robson

  /s/ Stephen J. Ludlow                                      Vice Chairman, Director
-------------------------
    Stephen J. Ludlow

   /s/ Timothy L. Wells                               President and Chief Operating Officer
-------------------------
     Timothy L. Wells

/s/ Matthew D. Fitzgerald                      Executive Vice President, Chief Financial Officer and
-------------------------                                           Treasurer
  Matthew D. Fitzgerald                                  (Principal Financial Officer)

  /s/ Vincent M. Thielen
-------------------------                             Vice President, Corporate Controller
    Vincent M. Thielen                                   (Principal Accounting Officer)

        SIGNATURE                                                     TITLE
        ---------                                                     -----
   /s/ Loren K. Carroll
-------------------------
     Loren K. Carroll                                                Director

  /s/ Clayton P. Cormier
-------------------------
    Clayton P. Cormier                                               Director

    /s/ James R. Gibbs
-------------------------
      James R. Gibbs                                                 Director

  /s/ Brian F. MacNeill
-------------------------
    Brian F. MacNeill                                                Director

       /s/ Jan Rask
-------------------------
         Jan Rask                                                    Director